FOR IMMEDIATE RELEASE	CONTACT: Mr. Jason Wang
(+86 512 52680988)
Investors_relations@sutorcn.com

Sutor Technology Group Limited
Jiangsu Province
People’s Republic of China
http://www.sutorcn.com
NEWS RELEASE

SUTOR TECHNOLOGY GROUP LIMITED ANNOUNCES THIRD QUARTER
FINANCIAL RESULTS OF FISCAL 2009

DONGBANG TOWN, CHINA, May 14, 2009 – Sutor Technology Group Limited (NASDAQ: SUTR), a leading provider of fine finished steel products used by steel fabricators and other applications, today reported operating income of US$4.6 million in its third fiscal quarter ending March 31, 2009.

Third Fiscal Quarter 2009 Financial Highlights:

•	Total revenues were US$76.5 million, a decrease of 22.0 % over the third fiscal quarter of 2008.

•	Gross margin was 8.6% for the third fiscal quarter of 2009, compared to 12.1% for the third quarter of fiscal 2008.

•	Net income was US$3.1 million, a decrease of 60.7 % over the third fiscal quarter of 2008.

•	Fully-diluted earnings per common share for the third fiscal quarter 2009 was US$0.08, compared to US$0.21 for the third quarter of fiscal 2008.

Ms. Lifang Chen, Chairperson and CEO of Sutor said, “Like many companies in our industry, we are affected by the current global economic downtown. Despite the fact that we continued to face challenges during our third fiscal quarter, we nonetheless realized profits in the quarter while many companies in the steel industry suffered losses. Compared to the second fiscal quarter of 2009, our revenue increased by 8.0% in the third fiscal quarter, which we view as a positive sign and as validation of our development strategy and that our reaction to the volatile economic crisis has been swift and effective. We anticipate that we will continue to grow by taking advantage of a long-awaited resurgence in manufacturing and industrial development and activity and favorable economic results from the implementation of PRC government’s active stimulus policies during the coming quarters.”

Third Fiscal Quarter 2009 Financial Results:

Revenues. Revenues were US$76.5 million in the third quarter of fiscal 2009, compared to US$98.1 million for the third quarter of fiscal 2008, representing a decrease of 22.0%. The decrease was mainly attributable to the global economic slowdown which led to a softening of customer demand and the attendant decline of per unit sale price of our products.

Total Operating Expenses. Our total operating expenses increased to US$1.9 million in the third fiscal quarter of 2009, compared to US$1.6 million in the third fiscal quarter of 2008. This increase mainly caused by the large portion of smaller orders we received in the third fiscal quarter of 2009 as compared to large orders received in same period of last year, which led to less efficient and predictable operations and higher production costs. Additionally, we shouldered more transportation costs for our clients in this quarter as compared to the same quarter last year.

Gross Profit. Gross profit was US$6.6 million for the third quarter of fiscal 2009, a decrease of 44.5% from US$11.8 million for the same period in fiscal 2008. Gross margin decreased to 8.6% in the third quarter of fiscal 2009 from 12.1 % for the same period in fiscal 2008. The decreased margins mainly resulted from heightened pricing pressure which caused us to lower our per unit prices and from large portion of smaller orders we received in the third quarter of 2009 as compared to those received in the same period in fiscal 2008, which led to less efficient and predictable operations and higher costs of production and, ultimately, a compression in our gross margin.

Income from Operations. Income from operations for the third quarter of fiscal 2009 was US$4.6 million, a decrease of approximately 54.4% from US$10.2 million for the third quarter of fiscal 2008.

Income before Tax and Minority Interests. As a result of the foregoing, our income before tax and minority interests decreased by 58.3% to US$3.6 million for the third quarter of fiscal 2009 from US$8.7 million in the third quarter of fiscal 2008.

Net Income. Net income was US$3.1 million in the third quarter of fiscal 2009, a decrease of 60.7% from US$7.8million for third quarter of fiscal 2008. The lower net income in our third fiscal quarter resulted primarily from decrease in revenue and per unit sale price of our products.

Financial Condition:

As of March 31, 2009, the Company had cash and cash equivalents of US$25.7 million, plus $58.0 million in restricted cash and working capital of US$79.6 million. Stockholders’ equity increased 26.1% to US$150.9 million, compared to US$119.6 million as of March 31, 2008.

Functional Currency and Translating Press Release

The functional currency of the Company is the Chinese Yuan Renminbi (“RMB”); however, the accompanying financial information are expressed in United States Dollars. The accompanying consolidated balance sheets have been translated into U.S. Dollars at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Each transaction in the Company’s equity securities has been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor (Nasdaq: SUTR) is one of the leading private manufacturers of fine finished steel products used by steel fabricators and other applications. Sutor utilizes a variety of processes and technological methodologies to convert steel manufactured by third parties into fine finished steel products, including hot-dipped galvanized steel, pre-painted galvanized steel, acid-pickled steel, and cold-rolled steel. To learn more about the Company, please visit http://www.sutorcn.com.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for our steel finishing fabrication products, our expectations regarding the continued growth of the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about our relative strength and about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties, including developments in the world economy and in our industry, could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2008, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

--FINANCIAL TABLES FOLLOW—

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2009	2008
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$25,716,041	$11,806,101
Restricted cash	57,993,456	59,489,508
Trade accounts receivable, net of allowance for
doubtful accounts of $69,038 and $70,653, respectively	9,712,637	6,268,858
Other receivables	430,733	100,271
Accounts receivable, related parties	42,623,415	76,118,544
Advances to suppliers, net of allowance for doubtful accounts
of $1,480,495 and $1,472,828, respectively	28,638,328	28,035,815
Inventory	46,062,853	51,315,521
Notes receivable	-	130,970
Deferred taxes	259,301	288,976
Total Current Assets	211,436,764	233,554,564
Property and Equipment, net of accumulated depreciation of
$15,915,429 and $12,019,445, respectively	71,106,424	59,736,612
Intangible Assets, net of accumulated amortization of
$328,128 and $285,888, respectively	3,064,104	3,238,931
TOTAL ASSETS	$285,607,292	$296,530,107

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$10,414,311	$6,003,898
Advances from customers	9,029,765	16,871,618
Other payables and accrued expenses	4,077,259	3,265,860
Short-term notes payable	95,974,056	130,504,380
Short-term notes payable - Principal Shareholder	12,347,011	-
Total Current Liabilities	131,842,402	156,645,756

Long-Term Liabilities:
Long-Term Notes Payable - Principal Shareholder	-	7,099,998
Long-Term Notes Payable	2,859,996	-
Total Liabilities	134,702,398	163,745,754

Minority Interest in Net Assets of Subsidiary	-	34,697
Stockholders' Equity
Undesignated preferred stock - $0.001 par value;
1,000,000 shares authorized; no shares outstanding	-	-
Common stock - $0.001 par value; 500,000,000 shares authorized; 37,955,602 shares outstanding	37,955	37,955
Additional paid-in capital	37,170,164	37,170,164
Statutory reserves	12,586,995	12,586,995
Retained earnings	83,385,108	65,772,975
Accumulated other comprehensive income	17,724,672	17,181,567
Total Stockholders' Equity	150,904,894	132,749,656
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$285,607,292	$296,530,107

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Revenue:
Revenue	$27,381,648	$45,258,150	$145,336,851	$168,865,930
Revenue from related parties	49,075,289	52,843,085	103,734,052	143,617,418
	76,456,937	98,101,235	249,070,903	312,483,348
Cost of Revenue
Cost of revenue	41,167,360	53,443,350	110,424,589	195,381,301
Purchases from related parties	28,727,887	32,840,446	110,446,903	82,488,474
	69,895,247	86,283,796	220,871,492	277,869,775
Gross Profit	6,561,690	11,817,439	28,199,411	34,613,573

Operating Expenses:
Selling expense	493,253	550,291	1,655,649	2,085,784
General and administrative expense	1,425,285	1,087,563	3,432,746	5,368,660
Total Operating Expenses	1,918,538	1,637,854	5,088,395	7,454,444
Income from Operations	4,643,152	10,179,585	23,111,016	27,159,129

Other Income (Expense):
Interest income	277,624	309,486	1,239,611	663,254
Other income	-	90,333	-	128,918
Interest expense	(1,294,486)	(1,764,273)	(4,576,544)	(3,936,756)
Other expense	-	(113,008)	-	(343,262)
Total Other Income (Expense)	(1,016,862)	(1,477,462)	(3,336,933)	(3,487,846)

Income before Taxes and Minority Interest	3,626,290	8,702,123	19,774,083	23,671,283

Provision for income taxes	(561,592)	(903,606)	(2,161,949)	(2,568,011)
Minority interest in loss of consolidated subsidiary	-	(6,259)	-	(3,232)

Net Income	$3,064,698	$7,792,258	$17,612,134	$21,100,040

Basic and Diluted Earnings per Common Share	$0.08	$0.21	$0.46	$0.56

Net Income	$3,064,698	$7,792,258	$17,612,134	$21,100,040
Foreign currency translation adjustment	197,361	4,972,227	543,105	9,173,606
Comprehensive Income	$3,262,059	$12,764,485	$18,155,239	$30,273,646

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Nine Months Ended March 31,
	2009	2008
Cash Flows from Operating Activities:
Net income	$17,612,134	$21,100,040
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	4,161,563	2,703,957
Minority interest in loss of consolidated subsidiary	-	3,232
Deferred income taxes	30,757	-
Gain on sale of assets	(161,410)	(2,722)
Changes in current assets and liabilities:
Trade accounts receivable, net	(3,467,616)	14,187,846
Other receivables, net	(329,891)	(20,977)
Advances to suppliers	(544,163)	6,746,811
Inventory	5,440,752	(28,808,894)
Accounts payable	4,488,304	3,006,624
Advances from customers	(7,900,263)	2,375,369
Other payables and accrued expenses	875,602	(177,945)
Related party receivables or payables	34,111,105	(9,373,474)
Net Cash Provided by Operating Activities	54,316,874	11,739,867

Cash Flows from Investing Activities:
Collection of notes receivable	116,772	203,059
Changes in notes receivable - related parties	973,151	-
Purchase of property and equipment, net of value added tax refunds received	(16,249,207)	(6,469,417)
Proceeds from sale of assets	782,719	10,139
Net change in restricted cash	1,722,391	(13,152,963)
Net Cash Used in Investing Activities	(12,654,174)	(19,409,182)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	122,230,308	66,032,525
Payments on notes payable	(155,277,962)	(67,666,600)
Proceeds from issuance of notes payable - Principal Shareholder	5,247,013	7,099,998
Payment on short-term loans - related party	-	(2,211,931)
Net Cash (Used in) Provided by Financing Activities	(27,800,641)	3,253,992

Effect of Exchange Rate Changes on Cash	47,881	477,483

Net Change in Cash	13,909,940	(3,937,840)
Cash and Cash Equivalents at Beginning of Period	11,806,101	8,832,942
Cash and Cash Equivalents at End of Period	$25,716,041	$4,895,102

Supplemental Cash Flow Information
Cash paid during the period for interest	$4,576,544	$3,936,756
Cash paid during the period for taxes	2,357,109	2,715,920